Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated February 24, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-6 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$ 0.125	$
Proceeds, before expenses, to Bank of America Corporation	$ 9.875	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in March or April 2011, the settlement date may occur in March or April 2011, the maturity date may occur in March or April 2012, and the Observation Dates may be adjusted accordingly. Any reference in this term sheet to the month in which the pricing date, settlement date, maturity date, or any Observation Date will occur is subject to change as specified above.

Merrill Lynch & Co.
March , 2011

Units

Strategic Accelerated Redemption Securities®

Linked to the common stock of General Electric Company,

due March , 2012

$10 principal amount per unit

Term Sheet No.

Expected Pricing Date*March , 2011 Settlement Date*March , 2011 Maturity Date*March , 2012 CUSIP No.

Strategic Accelerated Redemption Securities®

The notes will be called at an amount equal to the $10 principal amount per unit plus a Call Premium if the Observation Level of the common stock of General Electric Company (the “Underlying Stock”) on any Observation Date is equal to or greater than 100% of its Starting Value.

The Call Premium will be between 11% and 15% of the Original Offering Price per annum (equivalent to between 5.50% and 7.50% if the notes are called on the first Observation Date, or between 8.25% and 11.25% if the notes are called on the second Observation Date).

1-to-1 downside loss if the notes are not called prior to maturity and the Ending Value of the Underlying Stock decreases below the Threshold Value, with up to 95% of the principal amount at risk

A maturity of approximately one year

Payments on the notes are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Summary

The Strategic Accelerated Redemption Securities® Linked to the common stock of General Electric Company, due March     , 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide for an automatic call if the Observation Level of the common stock of General Electric Company (the “Underlying Stock”) on any Observation Date is equal to or greater than the Call Level. If the notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage decrease in the price of the Underlying Stock from the Starting Value, as determined on the pricing date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date. Investors’ gain or loss generally will be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year on the pricing date
Market Measure:	Common stock of General Electric Company (the “Underlying Company”) (NYSE symbol: GE)
Starting Value:	The Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:	The Observation Level on the final Observation Date.
Observation Level:

The Closing Market Price (as defined on page TS-7) of one share of the Underlying Stock on any Observation Date, multiplied by the Price Multiplier. If it is determined that a scheduled Observation Date is not a trading day (as defined on page S-25 of product supplement STR-2), or if a Market Disruption Event occurs on a scheduled Observation Date, the Observation Level will be determined as more fully described on page TS-8.

Observation Dates:	September , 2011, December , 2011, and March , 2012 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.
Call Level:	100% of the Starting Value
Call Amounts (per Unit):

$10.550 - $10.750 if called on September     , 2011, $10.825 - $11.125 if called on December     , 2011, and $11.100 - $11.500 if called on March     , 2012. The actual Call Amounts will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with the sale of the notes.

Call Premium:

11% - 15% of the Original Offering Price per annum. The actual Call Premium will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with the sale of the notes.

Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page TS-8; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	95% of the Starting Value (rounded to two decimal places).
Leverage Factor:	100%
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described in “Additional Terms of the Notes—Anti-Dilution Adjustments” below.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to that Observation Date, which is equal to the Original Offering Price per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (with hypothetical Call Amounts and hypothetical Redemption Amounts rounded to three decimal places), based on:

1)	a hypothetical Starting Value of 21.54, the Volume Weighted Average Price of the Underlying Stock on February 14, 2011 (rounded to two decimal places);

2)	a hypothetical Threshold Value of 20.46, or 95% of the hypothetical Starting Value;

3)	a hypothetical Call Level of 21.54, or 100% of the hypothetical Starting Value;

4)	a hypothetical term of the notes from February 21, 2011 to February 28, 2012, a term expected to be similar to that of the notes;

5)	a hypothetical Call Premium of 13% of the Original Offering Price per unit per annum, the midpoint of the Call Premium range of 11% to 15% of the Original Offering Price per annum; and

6)	hypothetical Observation Dates occurring on August 22, 2011, November 21, 2011, and February 21, 2012.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at the Call Amount per unit equal to $10.000 plus the applicable Call Premium.

Example 1

If the call is related to the hypothetical Observation Date that falls on August 22, 2011, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $0.650 = $10.650 per unit.

Example 2

If the call is related to the hypothetical Observation Date that falls on November 21, 2011, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $0.975 = $10.975 per unit.

Strategic Accelerated Redemption Securities®	TS-3

Example 3

If the call is related to the hypothetical Observation Date that falls on February 21, 2012, the hypothetical Call Amount per unit will be:

$10.000 plus the Call Premium of $1.300 = $11.300 per unit.

The Notes Are Not Called on any of the Observation Dates

Example 4

The notes are not called on any of the hypothetical Observation Dates and the hypothetical Ending Value of the Underlying Stock on the final Observation Date is not less than 20.46, the hypothetical Threshold Value. The hypothetical Redemption Amount per unit will therefore be

$10.000.

Strategic Accelerated Redemption Securities®	TS-4

Example 5

The notes are not called on any of the hypothetical Observation Dates and the hypothetical Ending Value of the Underlying Stock on the final Observation Date is less than 20.46, the hypothetical Threshold Value. The hypothetical Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the hypothetical Ending Value is 18.31, or 85% of the hypothetical Starting Value, the hypothetical Redemption Amount will be:

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, the actual Observation Level on the applicable Observation Date, the Ending Value, if applicable, the Call Premium, and the term of your investment.

Summary of the Hypothetical Examples
Notes Are Called on an Observation Date	Hypothetical Observation Date on August 22, 2011	Hypothetical Observation Date on November 21, 2011	Hypothetical Observation Date on February 21, 2012

Hypothetical Starting Value	21.54	21.54	21.54

Hypothetical Call Level	21.54	21.54	21.54

Hypothetical Observation Level on the Observation Date	23.69	22.62	22.62

Hypothetical Total Return of the Underlying Stock (1)	11.36%	7.00%	7.65%

Hypothetical Return of the Notes	6.50%	9.75%	13.00%

Hypothetical Call Amount per Unit	$10.650	$10.975	$11.300

Notes Are Not Called on Any Observation Date	Hypothetical Ending Value Is Greater than the Threshold Value	Hypothetical Ending Value Is Less than the Threshold Value

Hypothetical Starting Value	21.54	21.54

Hypothetical Ending Value	20.89	18.31

Hypothetical Threshold Value	20.46	20.46

Hypothetical Total Return of the Underlying Stock (1)	-0.35%	-12.35%

Hypothetical Return of the Notes	0.00%	-10.00%

Hypothetical Redemption Amount per Unit	$10.000	$9.000

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the hypothetical Starting Value to the hypothetical Observation Level or Ending Value, as applicable;

(b)	a constant dividend yield of 2.60% per annum, the dividend yield as reported by Bloomberg L.P.; and

(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than the return on a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Underlying Stock.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions of the Underlying Company.

▪

While we or our affiliates may from time to time own shares of the Underlying Stock, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of shares of the Underlying Stock may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪

There may be potential conflicts of interest involving the calculation agent. For example, the calculation may be required to make certain judgments if a corporate event occurs relating to the Underlying Stock, as described below. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Additional Risk Factors

The Underlying Company does not have any obligations relating to the notes, and we have not performed any due diligence procedures with respect to the Underlying Company. We do not control the Underlying Company, and the Underlying Company has not authorized or approved the notes in any way. Furthermore, the Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason. The Underlying Company will not receive any of the proceeds from the offering of the notes, and it will not be responsible for, or participate in, the offering of the notes. The Underlying Company will not be responsible for, or participate in, the determination or calculation of the amount that you receive at maturity or whether the notes will be automatically called.

Neither we nor the selling agent has conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor the selling agent makes any representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Underlying Stock. Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Price Multiplier will not be adjusted for all corporate events that could affect the Underlying Stock. The Price Multiplier, and hence, the Observation Level and the Ending Value, may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Additional Terms of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of the Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier may adversely affect the determination of the Observation Level, the Ending Value, the amount that you receive at maturity or whether the notes will be automatically called, and, as a result, the market value of the notes.

Strategic Accelerated Redemption Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Observation Level of the Underlying Stock will be equal to or greater than the Call Level on any Observation Date and you seek an early redemption prior to maturity at a premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Underlying Stock from the Starting Value to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪

You accept that your investment will result in a loss, which could be significant, if the price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Underlying Stock with no expectation of receiving dividends or other benefits of owning the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Additional Terms of the Notes

Closing Market Price

The “Closing Market Price” means, as to the Underlying Stock or as to any other security for which the calculation agent must determine the value:

(A)	If the security is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the security:

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which the Underlying Stock is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price will be the arithmetic mean of the bid prices on that day from as many dealers in the Underlying Stock, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price will be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the security is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means, for one share of the Under, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day, as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the security is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Strategic Accelerated Redemption Securities®	TS-7

Market Disruption Events

As to the Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1) (A)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or any successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of the Underlying Stock; or

(2)	the determination that the scheduled Observation Date is not a trading day by reason of an event, occurrence, declaration, or otherwise.

        For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Stock, or any successor underlying stock, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to the Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (1)(A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

If an Observation Date (other than a final Observation Date) is not a trading day, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Observation Level will not be determined on a date later than the tenth scheduled trading day after the scheduled Observation Date, and if that day is not a trading day, or if there is a Market Disruption Event on that date, the calculation agent will determine the Observation Level (or, if not determinable, estimate) in a manner which is considered commercially reasonable under the circumstances on that tenth scheduled trading day.

If the final Observation Date is not a trading day, or if there is a Market Disruption Event on that day, the final Observation Date will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the date on which the Call Amount for that Observation Date will be paid, if applicable, will be the fifth Banking Business Day following the Observation Date as postponed.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion, may adjust the Price Multiplier and other terms of the notes, and hence the Observation Level and the Ending Value, if an event described below occurs after the pricing date and on or before the final Observation Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Underlying Stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier or any other terms of the notes and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Strategic Accelerated Redemption Securities®	TS-8

We will provide, within ten business days following the occurrence of an event that requires an adjustment to the Price Multiplier, or, if later, within ten business days following the date on which we become aware of this occurrence, written notice to the trustee, which will provide notice to the holders of the notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

Types of Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier, and hence the Observation Level and the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Underlying Stock which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to a (i) stock dividend (i.e., issuance of additional shares of the Underlying Stock) that is given ratably to all holders of record of the Underlying Stock or (ii) distribution of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Underlying Stock which a holder of one share of the Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on the Underlying Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment under that section.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Strategic Accelerated Redemption Securities®	TS-9

Reorganization Events

If after the pricing date and prior to the final Observation Date:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or a irrevocable commitment to transfer all such shares of the Underlying Stock outstanding to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than the Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the amount payable on the notes or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the final Observation Date were the fifth business day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of notes will be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the final Observation Date were the fifth business day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier, or to other terms of the notes, including the method of determining the amount payable on the notes described in this section, but may instead make adjustments in its discretion to the Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to other terms of the notes, including the method of determining the amount payable on the notes.

Strategic Accelerated Redemption Securities®	TS-10

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for the notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Strategic Accelerated Redemption Securities®	TS-11

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company is a diversified technology, media, and financial services company. The Underlying Company offers products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content, and industrial products. The Underlying Company conducts operations globally.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 40545. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “GE”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from its primary exchange from the first quarter of 2006 through February 14, 2011. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a level that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that the notes will be automatically called.

		High ($)	Low ($)
2006	First Quarter	35.48	32.31
	Second Quarter	35.16	32.88
	Third Quarter	35.48	32.11
	Fourth Quarter	38.15	34.71

2007	First Quarter	38.11	34.09
	Second Quarter	39.29	34.76
	Third Quarter	41.77	36.90
	Fourth Quarter	42.12	36.25

2008	First Quarter	37.49	31.70
	Second Quarter	38.43	26.26
	Third Quarter	29.95	23.10
	Fourth Quarter	24.50	12.84

2009	First Quarter	17.07	6.66
	Second Quarter	14.53	10.17
	Third Quarter	17.01	10.71
	Fourth Quarter	16.84	14.19

2010	First Quarter	18.45	15.45
	Second Quarter	19.50	14.42
	Third Quarter	16.66	13.88
	Fourth Quarter	18.32	15.76

2011	First Quarter (through February 14, 2011)	21.50	18.28

Strategic Accelerated Redemption Securities®	TS-12

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Underlying Stock.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Underlying Stock for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-13

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

Strategic Accelerated Redemption Securities®	TS-14